Exhibit 10.24

AGREEMENT FOR THE SALE OF SHARES
(Version 1.015)
Written and signed in Lod on January 15th, 2008

BETWEEN:	AROTECH CORPORATION

Private Company 2249957 (Delaware, USA)

Convened by the laws of Delaware, USA, and located in the USA at:

1229 Oak Valley Drive, Ann Arbor, Michigan

(Hereinafter: “Arotech”)

AND BETWEEN:	ELECTRIC FUEL (E.P.L.) LTD.

Private Company 511532673

Israeli company, located at 1 Hasolela Street, Beit Shemesh Industrial Zone, West, Israel

(Hereinafter: “Electric Fuel”)

AND BETWEEN:	MDT ARMOR CORPORATION

Private Company 3658224 (Delaware, USA)

Convened by the laws of Delaware, USA, and located in the USA at:

308 Alabama Street, Auburn, AL 36832

(Hereinafter: “MDT”)

AND BETWEEN:	M.D.T. PROTECTIVE INDUSTRIES LTD.

Private company 511362451

Israeli company, located at 1 Hamasger Street, Lod, Israel

(Hereinafter: “M.D.T.)

  - on the one hand -

AND BETWEEN:	HRT LTD.

Private Company 513162719

Israeli company, located at 50 Wolfson Street, Rishon Lezion, Israel

(Hereinafter: “HRT”)

AND BETWEEN:	YOSSI BAR

Israeli Identity Number 0-1062177-9

Residing at 50 Wolfson Street, Rishon Lezion

(Hereinafter: “Yossi Bar”

  - on the other hand -

WHEREAS
HRT is the owner and sole holder of 539 regular shares with a set value of NIS 1 each (hereinafter: “Regular Shares”) of M.D.T., of the share capital issued and redeemed by M.D.T. comprising 2200 regular shares, so that HRT’s shares in M.D.T. comprise approximately 24.5% of the issued and redeemed shares of M.D.T. (hereinafter: “HRT’s Shares in M.D.T.);

AND WHEREAS	Electric Fuel is the owner and sole holder of 1661 regular shares of M.D.T., so that Electric Fuel’s shares in M.D.T. comprise approximately 75.5% of the issued and redeemed shares of M.D.T.;

AND WHEREAS
HRT is the owner and sole holder of 49 common shares, of the issued and redeemed share capital of MDT, each valued at 0.01 USA Dollars (hereinafter: “Dollar”), comprising 408 common shares, so that HRT’s shares in MDT comprise approximately 12.01% of the issued and redeemed shares of MDT (hereinafter: “HRT’s Shares in MDT”);

AND WHEREAS	Yossi Bar was given the option of purchasing 5% of MDT’s shares (hereinafter: the Option”);

AND WHEREAS	Yossi Bar is the shareholder and CEO of HRT;

AND WHEREAS
HRT and Yossi Bar declare and undertake, as a fundamental and basic element of this agreement, that all the shares of HRT in M.D.T. and all of HRT’s shares in MDT are under the full, sole and complete ownership of HRT and are clear and free of any right and/or attachment and/or seizure and/or contradictory undertaking toward any third party (hereinafter: “Clear and Free”), and there is no deterrent by any law and/or agreement that HRT and/or Yossi Bar and/or any representative on his behalf sell all HRT’s shares in M.D.T. and HRT’s shares in MDT and that, as needed, HRT come to a legal decision to sell all its shares as stated above, according to the directives of this agreement;

AND WHEREAS
Electric Fuel is interested in purchasing all HRT’s shares in M.D.T. from HRT and HRT is interested in selling Electric Fuel all HRT’s shares in M.D.T. and Arotech is interested in purchasing all HRT’s shares in MDT from HRT and HRT is interested in selling all HRT’s shares in MDT to Arotech - all according to the terms of this agreement; and that, as needed, Arotech and/or Electric Fuel have effected a legal decision to purchase the shares as stated above, according to the directives of this agreement;

AND WHEREAS
After the sale of all HRT’s shares in M.D.T. and the sale of all HRT’s shares in MDT, according to the directives of this agreement, HRT and/or Yossi Bar will not have any right and/or claim and/or demand and/or suit, of any type or kind, today or in the future, towards Arotech and/or Electric Fuel and/or M.D.T. and/or MDT and/or any person connected to them and/or any representative on their behalf, including, but without excluding, any worker and/or manager and/or position holder and/or director and/or shareholder, amongst them;

AND WHEREAS
on January 3, 2008, Yossi Bar was dismissed from M.D.T., a position which he had held from February 1, 1989 and according to this agreement M.D.T. wishes to settle all accounts between M.D.T. and Yossi Bar in regard to the employer-employee relations between them, in a manner that will serve as a full and complete defrayal of any right and/or demand and/or claim and/or suit, of any type or kind, today or in the future, of Yossi Bar to M.D.T. and/or any person on its behalf or connected to it in any way (directly or indirectly, including, but not excluding, shareholders, position holders and workers) regarding the working relations that existed between Yossi Bar and M.D.T., including, but not excluding, in regard to the dismissal of Yossi Bar from his abovementioned employment;

AND WHEREAS
The working relationship between M.D.T. and HRT terminated on January 3, 2008, according to which HRT provided M.D.T. with engineering services, and as part of this agreement M.D.T. wishes to settle all accounts between M.D.T. and HRT regarding the services provided by HRT as stated above, in a manner that will serve as a full and complete defrayal of any right and/or demand and/or claim and/or suit, of any type or kind, today or in the future, of HRT to M.D.T. and/or any person on its behalf or connected to it in any way (directly or indirectly, including, but not excluding, shareholders, position holders and workers);

AND WHEREAS
M.D.T. wishes to receive from Yossi Bar and any person on his behalf, not as part of employer-employee relations, services connected to the completion of M.D.T.’s undertakings toward third parties in the Tzivoni Project, and Yossi Bar wishes and agrees to provide M.D.T. with the abovementioned services, not as part of employer-employee relations;

AND WHEREAS
The parties wish to settle, in a final, comprehensive, full and complete manner, any dispute and/or conflict and/or claim and/or suit and/or demand and/or matter pertaining to the relationship between the parties, including, but without excluding, the fact that HRT is a shareholder in M.D.T. and/or MDT and/or the working relations between Yossi Bar and M.D.T. and/or the relations between HRT and M.D.T.

It was therefore agreed and declared as follows:

1.	Introduction

1.1	The preamble to this agreement and its appendices are an inseparable part thereof and taken to be one of its terms.

1.2	The titles of the sections in this agreement are used for convenience sake only and do not carry any weight in its interpretation.

1.3
This agreement cancels or terminates any other consent and/or relationship and/or agreement and/or contract previously written and/or signed between the parties, including contacts for the purpose of employment and employer-employee relations of Yossi Bar at M.D.T. and/or contacts between HRT and M.D.T., excluding any undertaking for maintaining confidentiality.

2.	Declarations and Undertakings of the Parties

2.1	Electric Fuel declares and undertakes as follows:

2.1.1
It recognizes the situation of M.D.T., including, but not excluding, its legal situation, undertakings and assets and it purchases all of HRT’s shares in M.D.T., according to the situation of the company and subject to the directives of this agreement, including the correctness of the presentations and undertakings of HRT and/or Yossi Bar, it waives any claim and/or suit and/or demand towards HRT and any representative on its behalf or towards Yossi Bar and/or any representative on his behalf.

2.1.2	There is no deterrent, according to any law and/or agreement to which Electric Fuel is a party, to purchase all of HRT’s shares in M.D.T. from HRT.

2.1.3	As far as is required, Electric Fuel has reached the legal decision to purchase all of HRT’s shares in M.D.T. from HRT.

2.2	Arotech declares and undertakes as follows:

2.2.1
It recognizes the situation of M.D.T., including, but not excluding, its legal situation, undertakings and assets, and its purchases all of HRT’s shares in M.D.T., according to the situation of the company and subject to the directives of this agreement, including the correctness of the presentations and undertakings of HRT and/or Yossi Bar, it waives any claim and/or suit and/or demand towards HRT and any representative on its behalf or towards Yossi Bar and/or any representative on his behalf.

2.2.2	There is no deterrent, according to any law and/or agreement to which Arotech is a party, to purchase all of HRT’s shares in M.D.T. from HRT.

2.2.3	As far as is needed, Arotech has reached the legal decision to purchase all of HRT’s shares in M.D.T. from HRT.

2.3	M.D.T. declares and undertakes as follows:

2.3.1	There is no deterrent, according to any law and/or agreement to which M.D.T. is a party, to purchase all of HRT’s shares in M.D.T. from HRT.

2.3.2.
Subject to the terms of this agreement, including the correctness of the presentations and undertakings of HRT and/or Yossi Bar, it waives any claim and/or suit and/or demand towards HRT and any representative on its behalf or towards Yossi Bar and/or any representative on his behalf

2.3.3	As far as is required, Arotech has reached the legal decision to purchase all of HRT’s shares in M.D.T. from HRT.

2.4	MDT declares and undertakes as follows:

2.4.1	There is no deterrent, according to any law and/or agreement to which MDT is a party, to purchase all of HRT’s shares in MDT from HRT.

2.4.2.
Subject to the terms of this agreement, including the correctness of the presentations and undertakings of HRT and/or Yossi Bar, it waives any claim and/or suit and/or demand towards HRT and any representative on its behalf or towards Yossi Bar and/or any representative on his behalf

2.4.3	As far as is required, MDT has reached the legal decision to purchase all of HRT’s shares in MDT from HRT.

2.5	HRT and Yossi Bar, jointly and severally, declare and undertake as follows:

2.5.1
HRT is the owner and the only and sole holder of all HRT’s shares in M.D.T., i.e. 539 regular shares of M.D.T. at a set value of NIS 1 each, comprising 24.5% of M.D.T.’s issued and redeemed share capital.

2.5.2
HRT is the owner and the only and sole holder of all HRT’s shares in MDT, i.e. 49 common shares of MDT at a set value of 0.01 USA Dollars each, comprising 12.01% of MDT’s issued and redeemed share capital.

2.5.3	All HRT’s shares in M.D.T. are clear and free and all HRT’s shares in MDT are clear and free, and are sold to Electric Fuel and to Arotech (as the case may be) while clear and free.

2.5.4	The option of Yossi Bar is clear and free.

2.5.5	There is no deterrent, of right and/or agreement, for Yossi Bar to sell all HRT’s shares in M.D.T. to Electric Fuel and/or to sell all HRT’s shares in MDT to Arotech, while clear and free.

2.5.6	As required, HRT has come to the decision to sell all HRT’s shares in M.D.T. to Electric Fuel and/or to all HRT’s shares in MDT to Arotech.

3.	Sale and Transfer of Shares and Option

3.1
Subject to the payment of remuneration as stated in Section 4 below, HRT hereby sells and transfers to Electric Fuel, and Electric Fuel hereby receives from HRT, all HRT’s shares in M.D.T., while clear and free, so that with the transfer of shares as stated above, Electric Fuel will become the sole owner of the shares, while clear and free. At the time of signing this agreement, HRT will deliver the legally signed share transfer bills and notifications to the State Registrar in Israel regarding their transfer, according to the version in Appendix 3.1.

3.2
Subject to the payment of remuneration as stated in Section 4 below, HRT hereby sells and transfers to Arotech and Arotech hereby receives from HRT all HRT’s shares in MDT, while clear and free, so that with the transfer of shares as stated above, Arotech will become the sole owner of the shares, while clear and free. At the time of signing this agreement, HRT will deliver the share certificates and share transfer bills, according to the version in Appendix 3.2.

3.3
Subject to the payment of remuneration as stated in Section 4 below, Yossi Bar hereby waives, finally, completely and irrevocably, the option, so that after the payment of remuneration as stated in Section 4 below, the option will be annulled and will not give Yossi Bar any right toward MDT and/or to receive shares from MDT.

3.4
The parties hereby undertake and declare that they will sign on any document and/or notification and/or protocol and/or bill and/or form needed to validate and legalize the directives of this agreement.

3.5
After the transfer of shares and annulment of the option as stated above, and the payment of remuneration in lieu of the shares and option, as stated in Section 4 below, neither of the parties shall have any right and/or claim, of any type or kind, towards the other party.

4.	Remuneration in Lieu of the Sale of Shares and Waiver of Option

4.1	Subject to the declarations and undertaking of the parties, as stated in Section 3, Electric Fuel will pay HRT a sum of $1,000,000 (one million USA Dollars), according to the following details:

4.1.1
In return for 539 shares of M.D.T., held by HRT, an amount of 179,796 USA Dollars (calculation of the value of M.D.T. was conducted according to the evaluation of Accountant David Cohen, attached and marked 4).

4.1.2	In return for 5% of Yossi Bar’s options in MDT, an amount of 241,237 USA Dollars.

4.1.3	In return for 49 common shares of MDT held by HRT, an amount of 578,967 USA Dollars.

4.2	Remuneration payments, as stated above, will be transferred in two simultaneous payments, according to the following:

4.2.1	A sum of $241,237, in a bank transfer to account number 193756, at Bank Hapoalim, branch 555, in the name of Yossi Bar.

4.2.2	A sum of $758,763, in a bank transfer to account number517365, at Bank Hapoalim, branch 555, in the name of HRT.

4.3
It is hereby agreed that the sale of HRT’s shares in MDT, while clear and free, as stated above, serves also as the redemption of the loan given by Arotech to HRT in the amount of $90,000 + interest according to the loan agreement, and that subject to the sale and transfer of all HRT’s shares in MDT to Arotech, while clear and free, as stated above, HRT and/or any person on its behalf and Yossi Bar and/or anyone on his behalf does not bear any debt to Arotech and/or to Electric Fuel and/or to MDT and/or to M.D.T.

4.4
It is hereby clarified and explicitly stated that the amounts of remuneration stated above are complete and final amounts, which will not change for any reason, and include any legal tax and/or payment, excluding VAT, if and when imposed, and this will be added to the amount of remuneration in exchange for a legal tax invoice.

5.	Finality of Employment and Waiver of Claims

5.1
Subject to the correctness of all presentations and declarations and the fulfillment of all undertakings of the parties, as stated above and below, the parties hereby declare and undertake that they and/or any person on their behalf does not and will not have any claim and/or demand and/or suit and/or right, of any type or kind, today or in the future, towards the other party and/or any person on their behalf and/or connected to them.

6.	Settling Accounts between M.D.T. and HRT in Regard to Services Provided by HRT to M.D.T.

6.1
M.D.T. and/or Arotech and/or Electric Fuel hereby undertake to pay off M.D.T.’s debt to HRT with interest added, as by law, for services provided by HRT to M.D.T. as specified in M.D.T.’s books, and which, at the time of the signing of the agreement, amounted toNIS 494, 619. At the same time and the same ratio M.D.T.’s debt to Arotech will be paid off, which, at the time of the signing of the agreement, amounted to NIS 3,325,089. Despite the above mentioned, if M.D.T.’s entire debt to HRT has not been paid off within four years from the date of the signing of this agreement, as stated above, M.D.T. and/or Arotech and/or Electric Fuel will pay off the remainder of the debt, in full and immediately, with no connection whatsoever to paying off the remainder of M.D.T.’s debt to Arotech.

6.2
MDT and/or Arotech and/or Electric Fuel hereby undertake to pay off MDT’s debt to HRT with interest added as by law, for services provided by HRT to MDT which, at the time of the signing of the agreement, amounted to $22,000 (twenty-two thousand USA Dollars). At the same time and the same ratio MDT’s debt will be paid off. Despite the abovementioned, if MDT’s entire debt to HRT has not been paid off within four years from the date of the signing of this agreement, as stated above, MDT and/or Arotech and/or Electric Fuel will pay off the remainder of the debt, in full and immediately, with no connection whatsoever to paying off the remainder of MDT’s debt to Arotech.

6.3
For the avoidance of doubt, it is hereby clarified and agreed that, excluding the abovementioned debt amounts, M.D.T. and/or MDT do not have any other debt, of any type of kind, to HRT and/or Yossi Bar and/or a representative on his behalf and/or any person connected to them, and with the paying off of the debt amounts mentioned above in this Section, HRT does not have, nor will it have, any rights and/or claims and/or demands and/or suits, of any type or kind, directly or indirectly, towards M.D.T. and/or MDT also in connection with that mentioned above in this section.

7.	Settling of Accounts in Regard to the Dismissal of Yossi Bar

7.1
At the time of the signing of this agreement and for the purpose of ending all disputes between the parties regarding the terms awarded in favor of Mr. Yossi Bar following his dismissal, M.D.T. hereby undertakes to pay Mr. Yossi Bar and to transfer in his name:

7.1.1	The entire amount accrued in favor of Yossi Bar as part of the Managers’ Insurance (bituach menahalim), in lieu of compensation pay in the amount of NIS 180,429 and NIS 88,539 for pension.

7.1.2	Transfer of a car - Mazda MPV, license number 75-206-57, valued at NIS 88,200 - owned by M.D.T to the ownership of Yossi Bar. All taxes for this section will be paid by Yossi Bar.

7.2
Even so, Yossi Bar agrees that if he ever brings to court a claim according to which he is entitled by law to a larger sum than that which has accrued in Managers’ Insurance, the section in this agreement dealing with the sale of the option in MDT and this amount will be returned to Arotech in favor of the remaining compensation pay, and will constitute full coverage for all the rights of Yossi Bar to legal compensation from M.D.T. and will release M.D.T. from any liability to pay legal compensation.

7.3
Yossi Bar declares and undertakes that after receiving the abovementioned payment, he does not have any claim and/or demand and/or suit and/or right against M.D.T. in regard to his employment with M.D.T., including, but without excluding, all matters regarding the termination of his employment with M.D.T.

8.	Receiving Advisory Services in Regard to Projects by M.D.T.

8.1
Mr. Yossi Bar and/or HRT and/or any other company owned by Yossi Bar (including HRT) providing advisory (or any other) services in the field of protection (or in any other field) to the general public (without limitation), hereby undertake to provide advisory and protective services to M.D.T. for the purpose of completing the Tzivoni project.

8.2
In any case, it is hereby clarified and agreed that the services will be provided as an independent and external contractor and there will not exist any employer-employee relations between Yossi Bar and/or any person providing the actual services and M.D.T. This directive is fundamental in any connection according to the directives of this section.

8.3	Remuneration in Lieu of the Tzivoni Project
8.3.1
In return for advisory services in regard to the Tzivoni project to be provided by Yossi Bar or any person on his behalf to M.D.T., M.D.T. will pay Yossi Bar and/or any person on his behalf on an hourly basis for work performed by Yossi Bar and/or any person on his behalf. Yossi Bar will provide a cost estimate for this project.

8.3.2	In return for every hour’s work, M.D.T. will pay Yossi Bar a total of $ 90 (ninety USA Dollars) per hour, with legally added VAT.
8.3.3	The remuneration, as stated, will be paid once a month for the previous month, not later than the tenth of every Gregorian month, against a legal tax invoice.
8.3.4	Amounts stated in Dollars will be paid in New Israeli Shekels according to the representative exchange rate published by the Bank of Israel and known on the day of payment.
8.3.5
It is hereby agreed that M.D.T. will bear all of Yossi Bar’s expenses in regard to his providing of advisory services, as stated above, according to the budget approved by M.D.T., in advance and in writing.

8.4	Remuneration in Lieu of Other Projects

The return for advisory services in connection with other projects, if requested and if provided to M.D.T., will be agreed upon between the parties, in advance and in writing, prior to the providing of services.

9.	Confidentiality and Non-Competition

9.1
HRT and/or Yossi Bar hereby undertake not to make any use, of any type and kind (including by transfer to a third party), themselves or through a representative and/or any person connected to them, of the name of MDT and/or M.D.T., and/or in the name of any company connected to them; of the reputation of MDT and/or of M.D.T. and/or of any other company connected to them. This undertaking is valid without any time limitation.

9.2
Without detracting from the generality of the above, HRT and/or Yossi Bar undertake to maintain confidentiality, not to disclose or transfer, directly or indirectly, to any person or entity, any information connected, directly or indirectly, to the company, its business, property, rights, undertakings and privileges and any other information that will be brought to the knowledge of HRT and/or Yossi Bar, due to the fulfillment of their positions in the company or in regard to it. This undertaking is valid without any time limitation.

9.3
HRT and Yossi Bar undertake not to approach any M.D.T. and/or MDT worker, (other than those who have resigned and/or were dismissed) with a work proposal, for a period of 24 months after the date of signing this agreement (they are: Mr. Yossi Bar, Mr. Oren Bar, Ms. Henia Bar, Mr. Ofer Keren and Ms. Natalie Parisien).

9.4
Mr. Yossi Bar and/or HRT and/or any other company owned by Mr. Yossi Bar are permitted to engage in any field and any business without any limitation, on condition that no commercial secrets of Arotech, Electric Fuel, M.D.T., and/or MDT are used.

9.5
Mr. Yossi Bar and/or HRT and/or any other company owned by Mr. Yossi Bar are permitted to engage in any field and any business even if they compete with M.D.T. and/or MDT, subject to Section 9.1, 9.2 and 9.3 above.

9.6
Any information that is public knowledge (and did not become public knowledge due to the violation of the confidentiality requirement in this agreement) will not be considered confidential according to this agreement.

10.	Taxes and Expenses

10.1
Any tax requirement and/or fee and/or other legal payment, direct or indirect, that affects any of the payments according to this agreement, will apply in full to the party legally bound by this. Tax at source will be deducted from all amounts paid according to this agreement, unless the other party presents the paying party with a valid exemption from paying tax at source.

10.2	Without detracting from the generality of the above, VAT, if required on any of the payments according to the directives of this agreement, will be added to the payment against a legal tax invoice.

11.	Application

11.1	The application of Section 3.1-3.3 and 7.1.2 will be retroactive from December 31, 2007.

12.	Settlement of Dispute: the Applied Law and Place of Jurisdiction

12.1
Any dispute between the parties in regard to this agreement, including, and without excluding, its implementation, understanding and upholding, will be decided in an arbitration process, according to the Law of Arbitration, 5728 - 1968 (hereinafter: “the Law of Arbitration”), by a single arbitrator whose identity will be agreed upon between the parties and with the lack of such agreement, each party may petition, within seven days since the petition of one party to the other, the head of the Tel Aviv District Committee of the Israel Bar to appoint an arbitrator (hereinafter: “the Arbitrator”).

12.2	The Arbitrator will be authorized to issue temporary and interim orders and any other - temporary or permanent - relief, to be considered correct under the circumstances at hand.
12.3
The Arbitrator is exempt from legal procedures and laws of proof, but must rule according to the essential law of the State of Israel and justify his decision. Subject to any other decision of the Arbitrator in regard to expenses, the parties will split the Arbitrator’s fees and arbitration expenses in equal parts.

12.4	The signing on this agreement is equal to the signing on the arbitration agreement, according to the rules of arbitration.
12.5	Laws of the State of Israel apply to this agreement. Only the authorized court in Tel Aviv-Jaffa will have sole judicial authority in regard to this agreement.

13.	Violations and Relief

13.1	Sections 2, 3, 4, 5, 6, 7, and 9 of this agreement are fundamental sections and the violation thereof is considered a fundamental violation of this agreement.

14.	General

14.1	Any change and/or correction and/or addition to this agreement will be valid only if made in writing and with the signing of all parties to the agreement.
14.2	Any dispute or violation of any section in the agreement will not affect the upholding of other sections in the agreement.
14.3
This agreement exhausts all that agreed between the parties and any arrangement and/or promise and/or presentation and/or undertaking made between the parties, both orally and in writing, directly or indirectly, prior to this agreement, is hereby null and void. Drafts and other documents that were passed between the parties prior to the signing of this agreement will be considered as if never effected and will not be used in any way as proof or support for interpretation and/or suit and/or for any other purpose.

14.4
The parties will work jointly, and perform any action required in a reasonable manner and will sign any required document in a reasonable manner, for the full implementation and upholding of all matters connected to, and involved with, the execution of this deal.

14.5
In any case where one party refrains from using any right awarded to him according to this agreement or by law, this will not be considered to be a waiver on his part of that right, and he is permitted to use his rights later. The violator may not claim any demands of postponement or waiver.

14.6	The parties undertake to behave in a manner of loyalty and honesty to each other.
14.7	The parties declare that they have read this agreement and have signed it of their own free will, after understanding the content, and each party is represented by a lawyer on his behalf.
14.8	Each party will bear his own expenses.
14.9
The addresses of the parties for the purpose of this agreement are as detailed in the preamble to this agreement, or any other address in Israel of one of the parties, of which he has informed the other parties in writing.

Any notification sent from one party to the other according to the abovementioned addresses will be considered as arriving at their destination 72 hours after being deposited as registered mail at the post office, and 24 hours after been sent by electronic mail and/or facsimile, and if delivered by hand - at the time of delivery.

In witness whereof the parties have hereunto set their hand at the place and time stated in the abovementioned title of this agreement:

	HRT Ltd.	M.D.T. Protective Industries Ltd.
Yossi Bar	By: Yossi Bar Name & position: CEO	By: Jonathan Whartman Name & position: CEO
I, the undersigned, Yonatan Drori Adv., license no. 41931, hereby approve that this agreement was signed by Mr. Yossi Bar, Israeli Identity No. 010621779, who I know personally.
I, the undersigned, Yonatan Drori Adv., license no. 41931, hereby approve that this agreement was signed by Mr. Yossi Bar, who is authorized by the company to sign on this agreement and be obligated on its behalf, and the company has made all required decision, by law, its fundamental documents and its valid decisions, to undertake this agreement,

I, the undersigned, Yaakov Har-Oz, Adv., license no. 16260, hereby approve that this agreement was signed by Mr. Jonathan Whartman, who is authorized by the company to sign on this agreement and be obligated on its behalf, and the company has made all required decision, by law, its fundamental documents and its valid decisions, to undertake this agreement.

Yonatan Drori, Adv.	Yonatan Drori, Adv.	Yaakov Har-Oz, Adv.

Arotech Corporation	Electric Fuel (EFL) Ltd.	M.D.T. Armor Corporation
By: Jonathan Whartman Name & position: Vice-CEO	By: Jonathan Whartman Name & position: CEO	By: Jonathan Whartman Name & position: Vice-CEO
I, the undersigned, Yaakov Har-Oz, Adv., license no. 16260, hereby approve that this agreement was signed by Mr. Jonathan Whartman, who is authorized by the company to sign on this agreement and be obligated on its behalf, and the company has made all required decision, by law, its fundamental documents and its valid decisions, to undertake this agreement.

I, the undersigned, Yaakov Har-Oz, Adv., license no. 16260, hereby approve that this agreement was signed by Mr. Jonathan Whartman, who is authorized by the company to sign on this agreement and be obligated on its behalf, and the company has made all required decision, by law, its fundamental documents and its valid decisions, to undertake this agreement.

I, the undersigned, Yaakov Har-Oz, Adv., license no. 16260, hereby approve that this agreement was signed by Mr. Jonathan Whartman, who is authorized by the company to sign on this agreement and be obligated on its behalf, and the company has made all required decision, by law, its fundamental documents and its valid decisions, to undertake this agreement.

Yaakov Har-Oz, Adv	Yaakov Har-Oz, Adv.	Yaakov Har-Oz, Adv.